Exhibit 99.1

Investors Capital Holdings Reports Healthy Third Quarter Growth In Revenue, Income and Profitability

    LYNNFIELD, Mass.--(BUSINESS WIRE)--Feb. 14, 2005--Investors Capital Holdings, Ltd. (AMEX: ICH) today reported net income of $355,223 for the third fiscal quarter ended December 31, 2004. This increase is $48,593 or 15.8% greater than net income of $306,630 for the fiscal quarter ended December 31, 2003. Investors Capital Holdings realized a modest increase in revenue for the same period, from $13,519,169 to $13,580,861. Per diluted share net income increased from $0.05 to $0.06 for the comparative fiscal third quarter. For nine months ended December 31, 2004, Investors Capital Holdings had total revenues of $40,336,247, as compared to $34,699,367 for nine months ended December 31, 2003, a 16.2% increase.
    "Our continued growth during the holiday season and 2004 presidential election, both traditionally lackluster market periods, is a true testament to the expertise of our national network of registered financial representatives, and the new products we introduced in 2004," said Ted Charles, CEO and Chairman of Investors Capital Holdings. "We are confident, as we continue cultivating our recruiting and wholesaling divisions, that we will accelerate our national expansion through our comprehensive suite of mutual fund, advisory and insurance offerings."
    Charles continued, "In line with our strong third quarter results and revenue generated through our advisory services, including sales of the Eastern Point Advisors Rising Dividend Growth Fund and the recently renamed Eastern Point Advisors Capital Appreciation Fund (formerly the Eastern Point Advisors Twenty Fund), we are assured both retail and institutional investors will continue to see the value in these investment vehicles."

    About Investors Capital Holdings

    Investors Capital Holdings (AMEX: ICH), of Lynnfield, Mass., is a diversified financial services company founded to meet the consumers' needs in today's financial markets. The company owns and operates Investors Capital Corporation, Eastern Point Advisors, Inc., and ICC Insurance Agency, Inc.
    Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 850 experienced financial professionals located throughout the United States. Eastern Point Advisors, is a registered investment advisory firm managing portfolios for individual and institutional clients, as well as the advisor to Eastern Point Advisors Capital Appreciation Fund (ICTWX) and Eastern Point Advisors Rising Dividend Growth Fund (ICRDX). ICC Insurance Agency, Inc. is geared toward helping independent brokers develop their life, disability, long-term care, and health insurance businesses, and provides brokers with access to multiple insurance carriers and products.

    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.
    For a prospectus containing more complete information, including charges, expenses, risks, and investment objective, or for updated performance call (800) 949-1422. Please read the prospectus carefully before investing or sending money.
    Investors Capital Corporation, Lynnfield, Massachusetts,
Distributor.

           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                  QUARTERS ENDED
                                                   December 31,
                                               2004            2003
                                            ----------      ----------

Current Assets                             $12,871,349     $11,708,555

Property and Equipment, net                    573,459         512,150

Other Assets                                   629,436         461,134
Total Assets                               $14,074,244     $12,681,839
                                            ==========      ==========

Current Liabilities                         $4,196,810      $3,549,214

Long-term Liabilities                              -0-         108,256

Total Liabilities                            4,196,810       3,657,470

Total Stockholders' Equity                   9,877,434       9,024,369

Total Liabilities and Stockholders' Equity $14,074,244     $12,681,839
                                            ==========      ==========



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                                                  QUARTERS ENDED
                                                   December 31,
                                               2004            2003
                                            ----------      ----------

Total Revenues                             $13,580,861     $13,519,169

Commission and Advisory Fees                10,527,798      10,799,273

Gross Profit                                 3,053,063       2,719,896

Total Operating Expenses                     2,438,306       2,208,156

Operating Income                               614,757         511,740

Interest and Income Taxes                      259,534         205,110

Net Income                                    $355,223        $306,630
                                            ==========      ==========

Earnings per common share:
Diluted earnings per common share:               $0.06           $0.05

Basic earnings per common share:                 $0.06           $0.05
                                            ==========      ==========

    CONTACT: Investors Capital Holdings, Ltd.
             Timothy B. Murphy, 781-593-8565 ext. 226
             tmurphy@investorscapital.com
             or
             Corporate Communications:
             Darren Horwitz, 781-593-8565 ext. 261
             dhorwitz@investorscapital.com